UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 29, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

FERC Transmission Owner Rate Case

On July 29, 2016, Pacific Gas and Electric Company (the “Utility”), a subsidiary of PG&E Corporation, filed a rate case at the Federal Energy Regulatory Commission (“FERC”) requesting that the FERC approve an increase in retail and wholesale electric transmission rates charged to customers to recover the Utility’s costs to provide electric transmission services.  (The Utility’s 2016 proposed rates went into effect on March 1, 2016, subject to refund, and pending a final decision by the FERC.  The parties to this proceeding continue pursuing settlement discussions.)  The Utility requested a 2017 revenue requirement of $1.718 billion, a $203 million increase over the 2016 requested revenue requirement of $1.515 billion (which is currently in settlement negotiations).  The forecasted network transmission rate base for 2017 is $6.7 billion, compared to a forecasted rate base of $5.85 billion in 2016.  The Utility is also seeking a return on equity of 10.9% inclusive of an incentive component of 50 basis points for the Utility’s participation in the California Independent System Operator Corporation.

As previously disclosed, the Utility indicated that it will make investments of $1.296 billion in 2017 in various capital projects.  The Utility requested that the new rates be effective on October 1, 2016, subject to refund, pending a final decision by the FERC, however, the FERC could decide to suspend the rates for five months and make them effective on March 1, 2017, subject to refund.

A FERC order accepting the Utility’s filing and setting an effective date for rates, subject to hearing and refund, is expected by September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: August 1, 2016	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 1, 2016	By:	/s/ LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary